EXHIBIT 10.45


                     INVESTOR RELATION/CONSULTING AGREEMENT
                     --------------------------------------

The following sets forth the terms of the Investor Relations/Consulting Agreement ("Agreement") between STEVEN C. FICYK, 3927 Magnolia Dr., Brunswick, OH 44212 ("Ficyk") and SEDONA CORPORATION (the "Company").

It is hereby agreed pursuant to this Agreement, for the period from February 1, 2003 through January 31, 2004, that in consideration of Ficyk's continued services on the Company's behalf which will include his time and efforts relating to the work performed in regard to his investor relations activities, and his general consulting support of the Company for the next twelve months. These duties include handling investor inquiries, assisting in the writing and dissemination of news releases, implementing an overall investor relations program to increase visibility of SEDONA stock, assisting in the creation and dissemination of Company public disclosures such as quarterly and annual reports, as well as conference calls, and any other general consulting duties required to increase SEDONA visibility. Ficyk's compensation for services shall be as follows:

     a) The Company shall pay Ficyk a monthly consulting fee in the amount of $6,000, with $3,500 to be due and payable in cash on the 1st day of February 2003, and on the 1st day of each month thereafter, and $2,500 to be paid in shares of the Company's Common Stock, on the 1st day of February 2003 and on the 1st day of each month thereafter, with the value of the shares to be computed by taking the 5-day average closing price of the stock on the last five (5) trading days of the prior month. These shares are to be issued free of restrictive legend pursuant to certain provisions of the SEDONA Corporation "2000 Incentive Stock Option Plan" (the "Plan") and Section 6(f) of that Plan pertaining to "Bonus Stock and Awards in Lieu of Obligations".

     b) As to certain prior amounts owed to Ficyk by the Company, the Company hereby agrees to pay Ficyk the amount of $3,000 in cash on Friday, February 1, 2003, and another $3,000 in cash on Friday, February 7, 2003 to cover the Company's January 2003 obligation to Ficyk; and the Company also agrees to pay the balance of its obligation to Ficyk of $12,532.51 in shares of the Company's Common Stock, with the value of the shares (number to be issued) to be computed based on the closing price of December 31, 2002 of $0.16 per share. ($12,532.51 / $0.16 =
         78,328 shares).

     c) Ficyk hereby agrees that for each share of Common Stock issued on a monthly basis under item (a) of this Agreement, Ficyk will forfeit a share of Common Stock underlying the Warrants held by Ficyk (See "Exhibit 1" attached), starting from the highest exercise price Warrants, and working down the list of Warrants, starting from WC0205B.

     d) The Company agrees that all cash payments to Ficyk to be made to the account designated by Ficyk via Wire Transfer, which fees shall be paid by Ficyk, on the date such funds are due and payable; and

     e) This agreement is approved with the understanding that it is cancelable by either party upon 30 days written notice.

ACCEPTED AND AGREED TO:

STEVEN C. FICYK                             SEDONA CORPORATION

By:  /s/ Steven C. Ficyk                         By:  /s/ Marco Emrich
     ------------------------                         -------------------------
     Steven C. Ficyk                                  Marco A. Emrich


Date:       02.04.03                             Date:         02.04.03
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